UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 24, 2007 (May 18, 2007)

Date of Report (Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Adoption of Certain Compensation Plans and Arrangements. On May 18, 2007 the Human Resources Committee (the “HR Committee”) of the Board of Directors (the “Board”) of Domtar Corporation (“Domtar” or the “Corporation”) approved certain compensation arrangements applicable to its officers, key employees and directors. The following descriptions of these arrangements are qualified in their entirety by reference to the applicable plan documents and form of award agreements previously filed with the U.S. Securities and Exchange Commission or filed concurrently with this Form 8-K.

Director Compensation. The HR Committee approved, upon the recommendation of the Nominating Committee of the Board, the grant of 50% of each non-employee director’s annual retainer fee (currently $140,000) in the form of deferred stock units (“DSUs”). A non-employee director may also elect to defer receipt of the cash portion of his or her annual retainer fee into DSUs, subject to compliance with applicable tax requirements and rules established by the HR Committee. DSU awards will be granted under the terms of the Corporation’s 2007 Omnibus Incentive Plan (the “Omnibus Plan”) and will be evidenced by a Director Deferred Stock Unit Agreement, a form of which was also approved by the HR Committee. DSUs will be paid quarterly in arrears, with the number of DSUs to be paid to be determined by dividing the dollar amount of the portion of that quarter’s retainer fees to be paid in deferred shares by the closing market price of a share of the Corporation’s common stock on the last day of the quarter. Dividends on Domtar’s common stock will be notionally invested in additional DSUs based on the closing share price on the dividend payment date. DSUs are settled in cash or shares of the Corporation’s common stock, as determined by the director, upon termination of his or her Board service, provided that if payment is required to be delayed past the date of termination pursuant to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), DSUs are settled on the first business day following the six-month anniversary of termination of the director’s service or as soon as practicable thereafter (but no later than December 31 of the year in which the six-month anniversary of termination occurs). In the event of a Change in Control (as defined in the Omnibus Plan) in which replacement awards are not available, each DSU is settled in cash for an amount equal to the Change in Control price plus interest from the Change in Control date to the payment date.

Annual Incentive Plan. The HR Committee adopted the Domtar Corporation Annual Incentive Plan to fund performance-based annual cash incentive awards consistent with the requirements of Section 162(m) of the Code (to the extent applicable). Each named executive officer of the Corporation and each other employee of Domtar or any of its subsidiaries selected by the HR Committee is a participant in the plan. Within 90 days after each performance period begins, but in no event later than the date on which 25% of the performance period has lapsed, the HR Committee must establish the performance goals that must be satisfied for a bonus to be payable under the plan. Performance goals may be based on a variety of metrics set forth in the plan. The maximum amount payable to any participant may not exceed $5,000,000. The HR Committee may, in its sole discretion, reduce or eliminate the amount otherwise payable to a participant under the plan. A participant must be continuously employed through the payment date to receive a payment of his or her bonus under the plan, provided that participants terminated due to death, disability or retirement prior to the payment date may be eligible for a partial bonus payment. Payment is made as soon as practicable after the HR Committee certifies that one or more of the applicable performance goals have been attained, and in any event within 2  1/2 months of the end of the fiscal year in which the performance period ends.

The HR Committee also established performance measures for annual cash incentives for 2007 based on achievement of EBITDA (earnings before interest, taxes, depreciation and amortization) and health and safety improvement targets. Incentive payment targets are expressed as a percentage of base salary. Target bonus levels of 75%, 65% and 50% (and maximum bonus levels of 150%, 130% and 100%) of base salary were set for Messrs. Royer, Cooper and Buron, respectively, subject to achievement of the relevant performance measures. There is no payment for performance that does not meet the threshold performance level.

Adoption of Equity Award Agreements. The HR Committee adopted the following additional forms of equity award agreements to evidence awards under the Omnibus Plan:

Stock Option Agreement. The form of Stock Option Agreement provides for the award of non-qualified stock options to purchase shares of the Corporation’s common stock. The exercise price of an option cannot be less than the closing price of the Corporation’s common stock on the New York Stock Exchange on the grant date (or if there are no transactions in the Corporation’s common stock reported on the grant date, the closing price on the immediately preceding date on which transactions in the Corporation’s common stock are reported). Options generally vest in three equal installments on each of the first three anniversaries of the date of grant, but do not become exercisable unless and until the closing price of the Corporation’s common stock is at least 120% of the exercise price of the option for a period of at least 20 consecutive trading days. Options have a seven-year term. Upon termination of employment, options are treated as provided in the Omnibus Plan except that, in the case of the retirement of Messrs. Royer or Cooper, a pro rata portion of the executive’s options will vest only if his retirement is approved by the Board or occurs after the 2009 Annual Meeting of the Corporation’s shareholders.

Restricted Stock Unit Agreement. The form of Restricted Stock Unit Agreement provides for the award of restricted stock units (“RSUs”) that vest over a specified period of time, subject to the employee’s continuous employment with Domtar through the applicable vesting date(s). RSUs are credited with dividend equivalents in the form of additional RSUs when cash dividends are paid that vest and are settled in the same manner as the RSUs to which they relate. Upon a termination of employment, RSUs are treated as provided in the Omnibus Plan, provided that if payment is required to be delayed past the date of termination pursuant to Section 409A, RSUs are settled on the first business day following the six-month anniversary of termination or as soon as practicable thereafter (but no later than December 31 of the year in which the six-month anniversary of termination occurs).

Senior Executive Restricted Stock Unit Agreement. The form of Senior Executive Restricted Stock Unit Agreement is applicable to awards of RSUs that may be made to Messrs. Royer and Cooper. The agreement provides that RSUs will vest over a specified period of time, subject to the executive’s continuous employment with Domtar through the applicable vesting date(s). RSUs are credited with dividend equivalents when cash dividends are paid in the form of additional RSUs that vest and are settled in the same manner as the RSUs to which they relate. Upon a termination of employment, RSUs are treated as provided in the Omnibus Plan except that, in the case of retirement, a pro rata portion of the executive’s RSUs will vest only if his retirement is approved by the Board or occurs after the 2009 Annual Meeting of the Corporation’s shareholders. Vested RSUs are settled through the issuance of shares of the Corporation’s common stock in January of the year following termination of employment, provided that if payment is required to be delayed past the date of termination pursuant to Section 409A, RSUs are settled on the first business day following the six-month anniversary of termination or as soon as practicable thereafter (but no later than December 31 of the year in which the six-month anniversary of termination occurs). In the event of a Change in Control in which replacement awards are not available, each RSU is settled in cash for an amount equal to the Change in Control price plus interest from the later of the Change in Control date and the vesting date to the payment date.

Performance-Conditioned Restricted Stock Unit Agreement. The Performance Conditioned Restricted Stock Unit Agreement provides for the award of restricted stock units that vest subject to a participant’s continued employment through the applicable vesting date and the attainment of specified performance goals established by the HR Committee (“PCRSUs”). Upon a termination of employment, PCRSUs are treated as provided in the Omnibus Plan, with the following exceptions: (i) upon a termination due to death prior to the end of a performance period, a pro-rata portion of the PCRSUs will vest at 100% of target; (ii) upon a termination due to death following the end of a performance period but prior to the settlement date, the PCRSUs will vest, subject to the achievement of the applicable performance goals; (iii) upon a termination due to disability, a pro-rata portion of the PCRSUs will vest, subject to the achievement of the applicable performance goals; and (iv) in the case of the retirement of the chief executive officer or the chief operating officer, a pro rata portion of the executive’s PCRSUs will vest, subject to the achievement of the applicable performance goals, only if his retirement is approved by the Board or occurs after the 2009 Annual Meeting of the Corporation’s shareholders. PCRSUs awarded to members of the Corporation’s Management Committee are settled in shares of the Corporation’s common stock, except that PCRSUs awarded to the chief executive officer and chief operating officer may be settled in cash at the discretion of those individuals.

Change in Control Provisions Applicable to Options, RSUs and PCRSUs. Upon a Change in Control, options, RSUs and PCRSUs will be treated as provided in the Omnibus Plan, with the following exceptions: (i) for RSUs that are subject to Section

409A, upon more narrowly defined change in control events than a Change in Control as defined in the Omnibus Plan, all such RSUs will vest and be settled and in all other Change in Control events will always be replaced by RSUs of the acquirer (or, where replacement awards are not available, a right to an equivalent cash payment) and (ii) the RSUs that may be granted to Messrs. Royer and Cooper do not provide for acceleration of vesting or payment upon a Change in Control.

Approval of Long Term Incentive Performance Goals. The HR Committee approved the following performance goals for incentive awards to be made in fiscal year 2007 under the Omnibus Incentive Plan:

PCRSUs. The HR Committee established performance measures for PCSRUs (other than the Synergy PCRSUs described below) that may be awarded in 2007 based on the achievement of total shareholder return compared to a group of peer companies for half of the PCRSUs, with the remainder to vest subject to the achievement of adjusted free cash flow (EBITDA minus interest charges and cash tax payments, adjusted for certain extraordinary items) targets. The measurement periods with respect to the PCRSUs that vest based on total shareholder return are the period from March 7, 2007 through the end of the 2007 fiscal year, the 2008 fiscal year, the 2009 fiscal year and the period from March 7, 2007 through the end of the 2009 fiscal year. The measurement period for PCRSUs that vest based on adjusted free cash flow targets is the period from April 1, 2007 through the end of the 2009 fiscal year. Payout percentages range from 50% for the achievement of the threshold goal to 100% for achievement of the target goal to 150% for the achievement of the of maximum goal for each performance measure and performance period. There is no payment for performance that does not meet the threshold performance levels.

Synergy PCRSUs. The HR Committee also established performance measures for PCRSUs based on the attainment of synergy achievement goals relating to the combination of Domtar Inc. with the fine paper business of Weyerhaeuser Company over the two year period ending at the end of the first fiscal quarter of 2009. Payout percentages range from 50% for the attainment of the threshold goal to 100% for the attainment of the target goal to 200% for the attainment of the maximum goal. There is no payment for performance that does not meet the threshold performance level.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1:	Director Deferred Stock Unit Agreement

Exhibit 10.2:	Nonqualified Stock Option Agreement

Exhibit 10.3:	Restricted Stock Unit Agreement

Exhibit 10.4:	Senior Executive Restricted Stock Unit Agreement

Exhibit 10.5:	Performance Conditioned Restricted Stock Unit Agreement

Exhibit 10.6:	Domtar Corporation Annual Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION
(Registrant)

By:	/s/ Razvan L. Theodoru
Name:	Razvan L. Theodoru
Title:	Vice-President and Secretary
Date:	May 24, 2007

Exhibit Index

Exhibit No.	Exhibit
10.1	Director Deferred Stock Unit Agreement

10.2	Nonqualified Stock Option Agreement

10.3	Restricted Stock Unit Agreement

10.4	Senior Executive Restricted Stock Unit Agreement

10.5	Performance Conditioned Restricted Stock Unit Agreement

10.6	Domtar Corporation Annual Incentive Plan